EXHIBIT 10 (aa)


                        Summary of Cash Bonus Opportunity
                        ---------------------------------
                  for the President and Chief Executive Officer
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The Company provided Ronald L. Skates,  President and Chief Executive Officer of
the Company, a bonus opportunity by which Mr. Skates would be entitled to earn a cash bonus for the 1997 fiscal year based on the Company's performance, as measured against goals relating to earnings-per-share, with a maximum of 250% of base salary, or, if greater, a cash bonus equal to 1.5% of the increase in the Company's market capitalization during the fiscal year. The Board reserved the right to award other bonuses and to adjust the bonus opportunity in the event of extraordinary corporate transactions.